Exhibit 99.1


                                     Contacts Investors:
                                     Stephen C. Forsyth
                                     203-969-0666 ext. 425
                                     stephen.forsyth@hexcel.com

                                     Media:
                                     Ronald S. Ziemba
                                     203-969-0666 ext. 405
                                     ron.ziemba@hexcel.com


                    HEXCEL ANNOUNCES STOCK BUYBACK PLAN

      STAMFORD, CT, August 5, 1998   Hexcel Corporation (NYSE/PCX: HXL)
 announced today that its board of directors has authorized the company to repurchase up to $10 million of its common stock. The board of directors may also approve additional stock buybacks from time to time subject to the terms of its credit agreements. The purchases will be made in the open market at prevailing prices or in privately negotiated transactions at then prevailing prices. The company has approximately 36,922,000 shares outstanding with two large stockholders holding about 59% of these shares.

      John J. Lee, the company's chairman & chief executive officer stated:
 "At current market prices, an investment in our common stock is one of the most attractive investments available today. While we expect shortly to complete the previously announced Clark-Schwebel transaction and we will continue also to undertake capital investment projects, it is hard to find a better investment for a portion of our operating cash flow than the purchase of our own shares."

      Hexcel Corporation is the world's leading advanced structural materials company. It manufactures lightweight, high performance carbon fibers, structural fabrics, composite materials and engineered products for use in commercial aerospace, space and defense, recreation and general industrial applications.

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                  DISCLAIMER ON FORWARD LOOKING STATEMENTS

      This press release contains statements that are forward looking, including statements relating to strategic acquisitions, sales, gross margin percentage, backlog, currency, income taxes and diluted earnings per share. These statements are not projections or assured results. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to, changing market conditions, particularly in Asia, increased competition, product mix and currency. Additional risk factors are described in the company's filings with the SEC. The company does not undertake an obligation to update its forward looking statements to reflect future events or circumstances.